n e w s r e l e a s e
Exhibit 99.2

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Amy Smith Humana Investor Relations (502) 580-2811 e-mail: Amysmith@humana.com
Alex Kepnes
Humana Corporate Communications
(502) 580-2990
e-mail: Akepnes@humana.com
Humana Reports Third Quarter 2019 Financial Results;
Raises Full Year 2019 EPS Guidance

•	3Q19 earnings per diluted common share (EPS) of $5.14 on a GAAP basis, $5.03 on an Adjusted basis

•	2019 EPS guidance raised to approximately $18.32 on a GAAP basis, approximately $17.75 on an Adjusted basis, representing 22 percent growth in 2019

•	Retail segment continues strong performance, exceeding management's expectations, resulting in improvement in the segment's full year 2019 benefit ratio guidance by 30 basis points at the midpoint

•
Increased expected full-year individual Medicare Advantage membership growth to approximately 530,000 members from the previous range of 480,000 to 500,000 members, representing approximately 17 percent growth in 2019

•
92 percent of the company's Medicare Advantage members currently enrolled in 4-Star and above contracts for 2020, including 1.3 million members in 4.5 Star contracts and a 5-Star rated contract in Florida

LOUISVILLE, KY (November 6, 2019) – Humana Inc. (NYSE: HUM) today reported consolidated pretax income and diluted earnings per common share (EPS) for the quarter ended September 30, 2019 (3Q19) versus the quarter ended September 30, 2018 (3Q18) and for the nine months ended September 30, 2019 (YTD 2019) versus the nine months ended September 30, 2018 (YTD 2018) as follows:

Consolidated pretax income In millions	3Q19 (a)	3Q18 (b)	YTD 2019 (c)	YTD 2018 (d)
Generally Accepted Accounting Principles (GAAP)	$888	$901	$2,863	$1,627
Amortization associated with identifiable intangibles	17	19	53	70
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home	(82)	11	(217)	11
Charges associated with workforce optimization	46	—	46	—
(Gain) loss on sale of KMG America Corporation (KMG), a wholly-owned subsidiary	—	(4)	—	786
Segment earnings associated with the Individual Commercial segment	—	(5)	—	(76)
Adjusted (non-GAAP)	$869	$922	$2,745	$2,418

Diluted earnings per common share (EPS)	3Q19 (a)	3Q18 (b)	YTD 2019 (c)	YTD 2018 (d)
GAAP	$5.14	$4.65	$16.24	$9.58
Amortization associated with identifiable intangibles	0.10	0.11	0.29	0.39
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home	(0.47)	0.06	(1.23)	0.06
Charges associated with workforce optimization	0.26	—	0.26	—
(Gain) loss on sale of KMG, a wholly-owned subsidiary	—	(0.02)	—	2.57
Segment earnings associated with the Individual Commercial segment	—	(0.03)	—	(0.42)
Adjustments to provisional estimates for the income tax effects related to the tax reform law enacted on December 22, 2017 (Tax Reform Law)	—	(0.19)	—	(0.28)
Adjusted (non-GAAP)	$5.03	$4.58	$15.56	$11.90
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

"Our results to date through the third quarter of 2019 are a testament to our focus on operational excellence and to the maturity of our strategy,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “We are seeing a number of positive outcomes as a result of our discipline and focus in these areas including improvements in quality as reflected in our strong Star scores and CMS program audit results, and the experience of our members, with increased net promoter scores. Highlighting this success is our significant individual Medicare Advantage membership growth which is now projected to exceed half a million members for the full year. Important too, we continue to reap the benefits of a highly engaged and dedicated workforce that makes these results possible.”
Summary of 3Q19 Results
GAAP and Adjusted pretax income and EPS results for both the quarter and year-to-date (YTD) exceeded management's expectations, fueled by continued strong performance in the company's Medicare Advantage business. As expected, the year over year comparison of quarterly results was negatively impacted by weekday seasonality.
Year-over-year GAAP pretax income and EPS comparisons, for both the quarter and YTD, were favorably impacted by the solid results in the company's Medicare Advantage business and Healthcare Services segment, as well as by the previously implemented productivity initiatives that led to significant operating cost efficiencies in 2019. These year-over-year favorable impacts were partially offset by the strategic investments in the company's integrated care delivery model; the impact of higher compensation accruals for the Annual Incentive Plan (AIP) offered to employees across all levels of the company; lower Group and Specialty segment earnings; and the impact of workforce optimization.
The year-over-year changes in GAAP and Adjusted EPS for 3Q19 and YTD 2019 were further positively impacted by the suspension of the health insurance industry fee (HIF) in 2019, as well as a lower numbers of shares used to compute EPS, primarily reflective of share repurchases.
Please refer to the tables above, as well as the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year results. In addition, below is a summary of key consolidated and segment statistics comparing 3Q19 to 3Q18 and YTD 2019 to YTD 2018.

Humana Inc. Summary of Quarterly and YTD Results (dollars in millions, except per share amounts)	3Q19 (a)	3Q18 (b)	YTD 2019 (c)	YTD 2018 (d)
Consolidated results:
Revenues - GAAP	$16,241	$14,206	$48,593	$42,744
Pretax income - GAAP	$888	$901	$2,863	$1,627
Pretax income - Adjusted	$869	$922	$2,745	$2,418
EPS - GAAP	$5.14	$4.65	$16.24	$9.58
EPS - Adjusted	$5.03	$4.58	$15.56	$11.90
Benefits expense ratio - GAAP	85.0%	82.0%	85.2%	83.5%
Operating cost ratio - GAAP	11.7%	13.5%	10.9%	12.8%
Operating cost ratio - Adjusted	11.4%	13.5%	10.8%	12.8%
Operating cash flows - GAAP	$2,442	$(1,055)	$4,772	$2,506
Operating cash flows - Adjusted	$2,442	$2,254	$4,772	$2,506
Parent company cash and short term investments	$1,674	$1,002
Debt-to-total capitalization	34.3%	32.8%
Retail segment results:
Revenues - GAAP	$14,088	$12,073	$42,259	$36,219
Benefits expense ratio - GAAP	85.9%	83.2%	86.4%	85.4%
Operating cost ratio - GAAP	9.3%	11.2%	8.7%	10.5%
Segment earnings - GAAP	$639	$634	$1,960	$1,394
Segment earnings - Adjusted	$643	$638	$1,972	$1,409
Group and Specialty segment results:
Revenues - GAAP	$1,889	$1,894	$5,650	$5,770
Benefits expense ratio - GAAP	86.3%	80.7%	83.0%	78.0%
Operating cost ratio - GAAP	21.9%	23.6%	21.9%	23.6%
Segment earnings - GAAP	$4	$81	$174	$372
Segment earnings - Adjusted	$5	$82	$177	$376
Healthcare Services segment results:
Revenues - GAAP	$6,602	$5,966	$19,087	$17,620
Operating cost ratio - GAAP	96.2%	96.1%	96.3%	96.2%
Segment earnings - GAAP	$212	$215	$611	$594
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (e)	$283	$282	$815	$746

2019 Earnings Guidance
Humana today raised its GAAP and Adjusted EPS guidance for the year ended December 31, 2019 (FY19). The company now expects FY19 GAAP EPS guidance to be approximately $18.32, while Adjusted EPS is expected to be approximately $17.75. Additional FY19 guidance points are included in the table beginning on page 21 of this earnings release.
A reconciliation of GAAP to Adjusted EPS for the company’s FY19 projections, as well as comparable numbers for the year ended December 31, 2018 (FY18), is shown below for comparison.

Diluted earnings per common share	FY19 Guidance (f)	FY18 (g)
GAAP	~$18.32	$12.16
Amortization of identifiable intangibles	0.40	0.49
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home	(1.23)	0.18
Charges associated with workforce optimization	0.26	—
Loss on sale of KMG, a wholly -owned subsidiary	—	2.41
Segment earnings associated with the Individual Commercial segment	—	(0.41)
Adjustments to provisional estimates for the income tax effects related to the Tax Reform Law	—	(0.28)
Adjusted (non-GAAP) – FY19 projected	~$17.75	$14.55
“Our strong operational execution and financial performance in 2019, including well above market individual Medicare Advantage membership growth of 17%, have positioned us for a solid 2020 from both a Medicare Advantage membership and earnings per share growth perspective,” said Brian A. Kane, Chief Financial Officer.

Star Quality Ratings

As previously disclosed, in October 2019, the Centers for Medicare and Medicaid Services (CMS) published its updated Medicare Star Ratings for bonus year 2021. Humana has 3.7 million members, or 92% of its Medicare Advantage membership as of August 2019, enrolled in 18 contracts that received a 4-star rating or above. In addition, Humana received a 5 out of 5-star rating for its CarePlus Health Plans, Inc. contract in Florida and received a 4.5-star rating for six Medicare Advantage contracts offered in 19 states, which cover approximately 1.3 million members. The continued improvement in Humana's Star Ratings reflect the company's enterprise-wide focus on driving quality and improved health outcomes.

Humana Consolidated Highlights
Consolidated revenues
GAAP consolidated revenues for 3Q19 were $16.24 billion, an increase of $2.04, or 14 percent, from $14.21 billion in 3Q18. Total premiums and services revenues of $16.11 billion in 3Q19 increased $2.01 billion, or 14 percent, from $14.09 billion in 3Q18. The favorable year-over-year comparisons were primarily driven by higher premium revenues from the company’s Medicare Advantage business resulting from membership growth and higher per member premiums. These increases were partially offset by the impact of declining stand-alone PDP membership year-over-year, as well as lower Group and Specialty segment revenues as further discussed below.
GAAP consolidated revenues for YTD 2019 increased $5.85 billion, or 14 percent, to $48.59 billion from $42.74 billion in YTD 2018. Total premiums and services revenues rose to $48.24 billion, increasing $5.92 billion, or 14 percent, from $42.33 billion in the prior-year period. The YTD 2019 increases were primarily driven by the same factors impacting the quarterly GAAP comparison.

Consolidated benefits expense
The 3Q19 GAAP consolidated benefit ratio of 85.0 percent increased 300 basis points from the 3Q18 GAAP consolidated benefit ratio of 82.0 percent. The year-over-year comparison of the ratio was unfavorably impacted by the following factors:

•	the suspension of the HIF in 2019 which was contemplated in the pricing and benefit design of the company's products,

•	the significant unfavorable impact in 3Q19 related to weekday seasonality,

•	lower favorable prior period medical claims reserve development (Prior Period Development),

•	an increase in the Group and Specialty benefit ratio year over year as discussed in the segment highlights that follow, and

•
the shift in Medicare membership mix due to the loss of stand-alone PDP members and significant growth in Medicare Advantage members. The benefit ratio for stand-alone PDP members generally decreases as the year progresses.

These increases were partially offset by the following items:

•	engaging the company's Medicare Advantage members in clinical programs, as well as ensuring they are appropriately documented under the CMS risk-adjustment model; and

•	lower than expected medical costs as compared to the assumptions used in the pricing of the company's individual Medicare Advantage business for 2019.
The GAAP consolidated benefit ratio for YTD 2019 of 85.2 percent increased 170 basis points from the YTD 2018 GAAP consolidated benefit ratio of 83.5 percent. The year-over-year increase was unfavorably impacted by the same factors affecting the quarterly GAAP comparison described above while excluding the impact of weekday seasonality.

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	Third Quarter
	Individual Commercial	All Other	Total
Prior Period Development from prior years recognized in 3Q19	$—	$56	$56
Prior Period Development from prior years recognized in 3Q18	$3	$126	$129
	Year to Date
Prior Period Development from prior years recognized in YTD 2019	$—	$331	$331
Prior Period Development from prior years recognized in YTD 2018	$58	$409	$467
Favorable Prior Period Development decreased the GAAP consolidated benefit ratio by 40 basis points in 3Q19 compared to decreasing the 3Q18 ratio by 90 basis points. Favorable Prior Period Development lowered the YTD 2019 consolidated benefit ratio by 70 basis points and decreased the YTD 2018 consolidated benefit ratio by 110 basis points.

Consolidated operating expenses

Consolidated operating cost ratio (operating costs as a percent of total revenues less investment income)	3Q19 (a)	3Q18 (b)	YTD 2019 (c)	YTD 2018 (d)
GAAP	11.7%	13.5%	10.9%	12.8%
Charges associated with workforce optimization	(0.3)%	—	(0.1)%	—
Adjusted (non-GAAP)	11.4%	13.5%	10.8%	12.8%
The 3Q19 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 11.7 percent decreased 180 basis points from the 3Q18 ratio of 13.5 percent. The decline was primarily related to the following factors:

•	the suspension of the HIF for 2019, which increased the company's 3Q18 GAAP operating cost ratio by approximately 180 basis points,

•	scale efficiencies associated with growth in the company's Medicare Advantage membership, and

•	significant operating cost efficiencies in 2019 driven by previously implemented productivity initiatives.
These improvements were partially offset by the following items in 3Q19:

•	strategic investments in the company's integrated care delivery model,

•
the impact of higher compensation expense accruals in 3Q19 for the AIP offered to employees across all levels of the company. The higher accruals resulted from the continued strong performance of the company, including improved customer satisfaction as measured by its net promoter score, along with higher than anticipated individual Medicare Advantage membership and Adjusted EPS growth, and

•	charges associated with workforce optimization.
The 190 basis point decrease of the YTD 2019 GAAP consolidated operating cost ratio of 10.9 percent from 12.8 percent in YTD 2018 was also primarily impacted by the same factors influencing the third quarter GAAP comparison. The non-deductible HIF increased the YTD 2018 consolidated GAAP operating cost ratio by approximately 180 basis points.
Balance sheet

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At September 30, 2019, the company had cash, cash equivalents, and investment securities of $16.36 billion, up $1.18 billion, or 8 percent, from $15.18 billion at June 30, 2019. The increase primarily reflects strong operating cash flows partially offset by the impact of net financing activities which included the net proceeds from the senior note issuance in August 2019 as discussed more fully below, the repayment of a term loan, and common stock repurchases associated with the previously disclosed accelerated share repurchase (ASR) program. Additional changes are outlined in the company’s consolidated statement of cash flows on pages S-6 and S-7 of the statistical supplement included in this release.

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At September 30, 2019, cash and short-term investments held at the parent company of $1.67 billion decreased approximately $200 million, or 11 percent, from $1.87 billion at June 30, 2019 primarily resulting from common stock repurchases associated with the previously disclosed ASR program, repayment of a term loan, and capital expenditures. These declines were significantly offset by the net proceeds from the senior notes debt issuance, dividends received from subsidiaries, non-regulated subsidiary earnings, and the timing of working capital benefits between the parent and the company's subsidiaries.

•
Days in claims payable (DCP) of 42.8 days at September 30, 2019, increased by 2.9 days from 39.9 days at June 30, 2019 and increased 1.7 days from 41.1 days at September 30, 2018. Changes are outlined in the DCP rollforward on page S-19 of the statistical supplement included in this release.

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Debt-to-total capitalization at September 30, 2019 was 34.3 percent, up 180 basis points from 32.5 percent at June 30, 2019 primarily resulting from the impact of the company's $1.00 billion senior debt offering in the quarter and share repurchases under the previously announced ASR program, partially offset by the $650 million repayment of a term loan and the net impact of 3Q19 earnings.

During 3Q19, the company closed on a public offering of $1.00 billion in senior notes. These notes are comprised of $500 million of the company's 3.125 percent senior notes, due August 2029, at 99.898 percent of the principal amount, and $500 million of the company's 3.950 percent senior notes, due August 2049, at 99.634 percent of the principal amount.
The company’s long-term debt-to-total capitalization target of approximately 35 percent is expected to allow the company to maintain its investment grade credit rating while providing significant financial flexibility. At times, the company's debt-to-total capitalization will exceed this target due to the timing of share repurchases, acquisitions, and debt issuance.
Operating cash flows

Net cash from operating activities (in millions) Provided by (used in)	3Q19	3Q18	YTD 2019	YTD 2018
GAAP	$2,442	($1,055)	$4,772	$2,506
Timing of premium payment from CMS (h)	—	3,309	—	—
Adjusted (non-GAAP)	$2,442	$2,254	$4,772	$2,506

•
GAAP cash flows provided by operations of $2.44 billion in 3Q19 favorably compared to cash flows used in operations of $1.06 billion in 3Q18. The year-over-year comparison of GAAP cash flows was favorably impacted by the following factors:

◦
the timing of the monthly premium payment from CMS (3Q19 cash flows included the standard three monthly payments as compared to only two monthly payments in 3Q18 as a result of the July 2018 remittance of $3.31 billion being received early during the second quarter of 2018),

◦	higher earnings in 3Q19 as compared to 3Q18, and

◦
other favorable working capital changes, including an increase in incurred but not reported (IBNR) claims primarily resulting from strong Medicare Advantage membership growth and an increase in the amount of processed but unpaid claims due to month-end cutoff.

•
For YTD 2019, GAAP cash flows provided by operations totaled $4.77 billion versus $2.51 billion of GAAP cash flows provided by operations during YTD 2018, a increase of $2.27 billion year over year. The strong operating cash flows for YTD 2019 reflect the significant impact of increasing premiums and enrollment, as premiums generally are collected in advance of claim payments by a period of up to several months. The year-over-year comparison was further impacted by the timing of working capital changes, higher earnings in 2019 versus 2018, and the negative impact on 2018 cash flows resulting from the funding of reinsurance transactions in connection with the sale of KMG.

Share repurchases

•
In July 2019, Humana's Board of Directors approved a $3.00 billion share repurchase authorization with an expiration date of June 30, 2022. The company subsequently entered into an agreement with a third-party financial institution on July 31, 2019 to effect a $1.00 billion ASR program under the authorization. During 3Q19, under the terms of this program, the company repurchased approximately 2,695,900 shares. The actual number of shares repurchased under the July 2019 ASR agreement will be determined based on a volume-weighted average price of the company's common stock during the purchase period. Settlement of approximately $200 million of repurchases under the ASR remains pending, and the company expects final settlement in the fourth quarter of 2019.

•	As of November 5, 2019, the company has a remaining repurchase authorization of $2.00 billion.

Cash dividends

•
The company paid cash dividends to its stockholders of $74 million in 3Q19 versus $69 million in 3Q18. Cash dividends of $216 million were paid to the company’s stockholders during YTD 2019 compared to $195 million in YTD 2018. The increases primarily reflect an increase in the per share dividend amount in 2019 to $0.55 from $0.50 per share in 2018, as previously disclosed.

•	In October 2019, the company's Board of Directors declared a cash dividend to stockholders of $0.55 per share, payable on January 31, 2020, to stockholders of record on December 31, 2019.

Humana’s Retail Segment
This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide services under the Medicaid program, including Temporary Assistance for Needy Families (TANF), dual eligible, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with CMS to administer the Limited Income Newly Eligible Transition prescription drug plan (PDP) program.
Retail segment revenues:

•
The 3Q19 revenues for the Retail segment were $14.09 billion, an increase of $2.02 billion, or 17 percent, from $12.07 billion in 3Q18 primarily reflecting Medicare Advantage membership growth and higher per member premiums, as well as increased state-based contracts membership. These favorable items were partially offset by the decline in membership in the company's stand-alone PDP offerings. The year-over-year membership changes are further discussed below.

•
The YTD 2019 revenues for the Retail segment were $42.26 billion, up $6.04 billion, or 17 percent, from $36.22 billion in YTD 2018, primarily reflecting the same factors impacting the year-over-year third quarter comparison.

Retail segment enrollment:

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Individual Medicare Advantage membership was 3,552,500 as of September 30, 2019, a net increase of 508,700 or 17 percent, from 3,043,800 as of September 30, 2018, and up 488,500, or 16 percent, from 3,064,000 as of December 31, 2018. These increases were primarily due to membership additions associated with the previous Annual Election Period (AEP) and Open Election Period (OEP) for Medicare beneficiaries. The OEP sales period, which ran from January 1 to March 31, added approximately 43,700 members. Since March 31, 2019, enrollment has continued to increase due to strong sales to age-ins and those eligible for Dual Eligible Special Need Plans (D-SNP).

Individual Medicare Advantage membership includes 280,700 D-SNP members as of September 30, 2019, a net increase of 69,300, or 33 percent, from 211,400 as of September 30, 2018, and up 62,100, or 28 percent, from 218,600 as of December 31, 2018.

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Group Medicare Advantage membership was 523,900 as of September 30, 2019, a net increase of 27,100, or 5 percent, from 496,800 at September  30, 2018, and up 26,100, or 5 percent, from 497,800 as of December 31, 2018. The increases primarily resulted from net membership additions associated with the previous AEP for Medicare beneficiaries.

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Membership in the company’s stand-alone PDP offerings was 4,379,800 as of September 30, 2019, a net decrease of 636,100, or 13 percent, from 5,015,900 as of September 30, 2018, and down 624,500, or 12 percent, from 5,004,300 as of December 31, 2018, reflecting net declines during the previous AEP for Medicare beneficiaries. These anticipated declines were primarily due to the competitive nature of the industry and the pricing discipline the company has employed, which resulted in it no longer being the low cost plan in any market for 2019.

•
State-based contracts membership (including dual-eligible demonstration members) was 469,000 as of September 30, 2019, a net increase of 145,200, or 45 percent, from 323,800 at September 30, 2018, and up 127,900, or 37 percent, from 341,100 as of December 31, 2018. The increases primarily resulted from the statewide award of a comprehensive contract under the Managed Medical Assistance (MMA) program in Florida.

Retail segment benefits expense:

•	The 3Q19 benefit ratio for the Retail segment of 85.9 percent increased 270 basis points from 83.2 percent in 3Q18. The year-over-year increase was primarily the result of the following factors:

◦	the suspension of the HIF in 2019 which was contemplated in the pricing and benefit design of the company's products,

◦	the significant unfavorable impact in 3Q19 related to weekday seasonality,

◦	lower favorable Prior Period Development in the segment in 3Q19, and

◦
the shift in Medicare membership mix due to the loss of stand-alone PDP members and significant growth in Medicare Advantage members. The benefit ratio for stand-alone PDP members generally decreases as the year progresses.

These increases where partially offset by the following factors:

◦	engaging the company's Medicare Advantage members in clinical programs, as well as ensuring they are appropriately documented under the CMS risk-adjustment model; and

◦	lower than expected medical costs as compared to the assumptions used in the pricing of the company's individual Medicare Advantage business for 2019.

•
The YTD 2019 benefit ratio for the Retail segment of 86.4 percent was 100 basis points higher than the YTD 2018 ratio of 85.4 percent. Excluding the impact of weekday seasonality, the year-over-year increase in the benefit ratio primarily reflected the same factors that affected the third quarter comparison described above. These increases were partially offset by a less severe flu season in YTD 2019.

•
The Retail segment's favorable Prior Period Development, as noted in the table below, lowered the segment benefit ratio by 40 basis points in 3Q19 and by 100 basis points in 3Q18. Prior Period Development lowered the YTD 2019 ratio by 90 basis points and lowered the YTD 2018 benefit ratio by 100 basis points.

Retail segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	Third Quarter	YTD
Prior Period Development from prior years recognized in YTD 2019	$283	$28	$55	$366
Prior Period Development from prior years recognized in YTD 2018	$187	$60	$120	$367
Retail segment operating costs:

•	The Retail segment’s operating cost ratio of 9.3 percent in 3Q19 decreased 190 basis points from 11.2 percent in 3Q18. The year-over-year comparison was positively impacted by the following:

◦	the suspension of the HIF in 2019, which increased the Retail segment’s operating cost ratio by approximately 190 basis points in 3Q18,

◦	scale efficiencies associated with growth in the company's Medicare Advantage membership, and

◦	significant operating cost efficiencies in 2019 driven by previously implemented productivity initiatives.
These improvements were partially offset by the following items:

◦	strategic investments in the company's integrated care delivery model in 3Q19; and

◦	the impact of higher compensation expense accruals in 3Q19 for the AIP as a result of the continued strong performance of the company.

•
The Retail segment’s YTD 2019 operating cost ratio of 8.7 percent decreased 180 basis points from 10.5 percent in YTD 2018 primarily reflecting the same factors that impacted the year-over-year comparison for the third quarter. The HIF impacted the segment’s YTD 2018 operating cost ratio by approximately 190 basis points.

Retail segment results:

Retail segment earnings in millions	3Q19 (a)	3Q18 (b)	YTD 2019 (c)	YTD 2018 (d)
GAAP	$639	$634	$1,960	$1,394
Amortization associated with identifiable intangibles	4	4	12	15
Adjusted (non-GAAP)	$643	$638	$1,972	$1,409

•
The Retail segment’s GAAP segment earnings of $639 million in 3Q19 increased $5 million, or 1 percent, from GAAP segment earnings of $634 million in 3Q18. The year-over-year favorable comparison was impacted by the same factors that resulted in the segment's operating cost ratio improvement, partially offset by the higher benefit ratio.

•
For YTD 2019, GAAP segment earnings for the Retail segment of $1.96 billion increased $566 million, or 41 percent, from $1.39 billion in YTD 2018. The year-over-year increase primarily reflects the lower operating cost ratio in YTD 2019, which was partially offset by the segment's higher benefit ratio in YTD 2019 as described above.

•
As expected, the company's higher-than-anticipated individual Medicare Advantage membership growth during the previous AEP had a muted impact on the segment's earnings in YTD 2019. While new Medicare Advantage members increase revenues, on average, they have a breakeven impact on segment earnings in the first year as they were not previously engaged in clinical programs or appropriately documented under the CMS risk-adjustment model, and accordingly, carry a higher benefit ratio.

Humana’s Group and Specialty Segment
This segment consists of the company’s employer group fully-insured commercial medical products and specialty insurance benefits marketed to individuals and groups, including dental, vision, and life insurance benefits. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses.
Group and Specialty segment revenues:

•	The 3Q19 revenues for the Group and Specialty segment were $1.89 billion, down $5 million year over year. This decrease was primarily due to the following factors:

◦	a decline in the company's fully-insured group commercial and specialty membership; and

◦	the impact of certain contractual incentives and adjustments related to the previous TRICARE contract received in 3Q18, which did not recur in 3Q19.
These decreases were partially offset by the following factors:

◦	higher stop-loss revenues related to the company's level-funded ASO accounts resulting from membership growth in this product as more fully described below,

◦	higher per member premiums across the fully-insured business, and

◦	a lower unfavorable commercial risk adjustment (CRA) payable estimate in 3Q19 as compared to 3Q18 which resulted in higher small group fully-insured commercial revenues year-over-year.

•
The YTD 2019 revenues for the Group and Specialty segment were $5.65 billion, down $120 million, or 2 percent, from $5.77 billion in YTD 2018, primarily reflecting the same factors that impacted the year-over-year third quarter comparison. The year-over-year YTD comparison was also further negatively impacted by the reduction in YTD 2019 premium revenues related to the company's workplace voluntary benefits (WVB) and financial protection products (FPP) lines of business due to the exit of these businesses in connection with Humana's divestiture of KMG during the second quarter of 2018.

Group and Specialty segment enrollment:

•
Group fully-insured commercial medical membership was 927,400 at September 30, 2019, a decrease of 101,700, or 10 percent, from 1,029,100 at September 30, 2018, and down 77,300, or 8 percent, from 1,004,700 at December 31, 2018. These anticipated declines primarily reflect lower membership in small group accounts due in part to more small group accounts selecting level-funded ASO products in 2019, as well as the loss of certain large group accounts due to the competitive pricing environment. The portion of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 60 percent at September 30, 2019, 61 percent at December 31, 2018, and 62 percent at September 30, 2018.

•
Group ASO commercial medical membership was 516,800 at September 30, 2019, an increase of 66,900, or 15 percent, from 449,900 at September 30, 2018, and up 34,900, or 7 percent, from 481,900 at December 31, 2018. These increases primarily reflect more small group accounts selecting level-funded ASO products, partially offset by the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment. Small group membership comprised 39 percent of group ASO medical membership at September 30, 2019 versus 21 percent at September 30, 2018 and 26 percent at December 31, 2018.

•
Military services membership was 5,998,700 at September 30, 2019, an increase of 71,300, or 1 percent, from 5,927,400 at September 30, 2018, and up 70,100, or 1 percent, versus 5,928,600 at December 31, 2018. Membership includes military service members, retirees, and their families to whom the company is providing healthcare services under the current TRICARE East Region contract. The current contract, which covers 32 states, became effective on January 1, 2018.

•
Membership in specialty products(i) was 5,411,400 at September 30, 2019, a decrease of 704,900, or 12 percent, from 6,116,300, at September 30, 2018, and down 660,900, or 11 percent, from 6,072,300 at December 31, 2018. The decreases resulted from the loss of certain group accounts, including one jumbo account, offering stand-alone dental and vision products.

Group and Specialty segment benefits expense:

•
The 3Q19 benefit ratio for the Group and Specialty segment was 86.3 percent, an increase of 560 basis points from 80.7 percent for 3Q18. The year-over-year increase in the benefit ratio is primarily due to the impact of the following factors:

◦	the significant unfavorable impact in 3Q19 related to weekday seasonality,

◦	the impact of the suspension of the HIF in 2019 which was contemplated in the pricing of the company's products,

◦	the meaningful impact of the continued migration of fully-insured group members to level-funded ASO products in 2019 resulting in a membership mix transformation,

◦	the impact of adjustments to dental network contracted rates resulting from dental network re-contracting and expansion to position the business for the future, and

◦	lower Prior Period Development.
The above items were partially offset by the smaller unfavorable premium adjustment in 3Q19 versus 3Q18 related to the company's CRA accrual associated with its Affordable Care Act (ACA)-compliant business as a result of the release of CMS's final 2018 CRA data.

•
The YTD 2019 benefit ratio for the segment of 83.0 percent was 500 basis points higher than the YTD 2018 ratio of 78.0 percent. Excluding the impact of weekday seasonality, the year-to-date comparison was primarily impacted by the same factors affecting the third quarter comparison.

•
Prior Period Development for the Group and Specialty segment, as noted in the table below, lowered the 3Q19 segment benefit ratio by 10 basis points and lowered the 3Q18 ratio by 40 basis points. Prior Period Development increased the YTD 2019 segment benefit ratio by 70 basis points while lowering the YTD 2018 ratio by 80 basis points.

Group and Specialty segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	Third Quarter	Year to Date
Prior Period Development from prior years recognized in YTD 2019	($16)	($20)	$1	($35)
Prior Period Development from prior years recognized in YTD 2018	$34	$—	$7	$41
Group and Specialty segment operating costs:

•	The Group and Specialty segment’s operating cost ratio was 21.9 percent in 3Q19, a decrease of 170 basis points from 23.6 percent in 3Q18 primarily reflecting the following factors:

◦	suspension of the HIF in 2019, which increased the segment's 3Q18 GAAP operating cost ratio by approximately 160 basis points; and

◦	significant operating cost efficiencies in 2019 driven by previously implemented productivity initiatives.
These improvements were offset by the higher compensation expense accruals in 3Q19 for the AIP as a result of the continued strong performance of the company.

•
The Group and Specialty segment’s operating cost ratio of 21.9 percent for YTD 2019 was down 170 basis points compared to 23.6 percent for YTD 2018. The year-over-year decrease was primarily impacted by the same factors influencing the third quarter comparison. The YTD comparison further benefited from the exit of the WVB and FPP lines of business in connection with the KMG divestiture during second quarter 2018, which carried a higher operating cost ratio.

The non-deductible HIF impacted the segment’s YTD 2018 operating cost ratio by approximately 160 basis points.

Group and Specialty segment results:

Group and Specialty segment earnings In millions	3Q19 (a)	3Q18 (b)	YTD 2019 (c)	YTD 2018 (d)
GAAP	$4	$81	$174	$372
Amortization associated with identifiable intangibles	1	1	3	4
Adjusted (non-GAAP)	$5	$82	$177	$376

•
The Group and Specialty segment’s GAAP segment earnings of $4 million in 3Q19 compared to GAAP segment earnings of $81 million in 3Q18, a decrease of $77 million, or 95 percent. The decrease primarily reflects the same factors resulting in the segment's higher benefit ratio, along with lower military services business earnings. Earnings comparisons related to the military services business were unfavorably impacted by the receipt of certain contractual incentives and adjustments in 3Q18 related to the previous TRICARE contract which did not recur in 3Q19. These declines were partially offset by the improvement of the operating cost ratio in 3Q19 compared to 3Q18.

•
The Group and Specialty segment’s GAAP segment earnings of $174 million in YTD 2019 compared to GAAP segment earnings of $372 million in YTD 2018, a decrease of $198 million, or 53 percent. The decrease primarily reflects the same factors impacting the third quarter GAAP comparison.

Humana’s Healthcare Services Segment
This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, and clinical programs, such as home health and other services and capabilities to promote wellness and advance population health, including the company’s minority investment in Kindred at Home.
Services offered by this segment are designed to enhance members’ healthcare experience overall. These services may lead to lower utilization associated with improved member health and/or lower drug costs.
Healthcare Services segment revenues:

•
Revenues of $6.60 billion in 3Q19 for the Healthcare Services segment increased by $636 million, or 11 percent, from $5.97 billion in 3Q18. The year-over-year comparison was favorably impacted by the company's strong Medicare Advantage membership growth, while being partially offset by the loss of intersegment revenues associated with the decline in stand-alone PDP membership as previously discussed.

•
YTD 2019 revenues for the Healthcare Services segment were $19.09 billion, an increase of $1.47 billion, or 8 percent, from $17.62 billion in YTD 2018 primarily due to the same factors affecting the year-over-year comparison for the third quarter, as well as higher revenues associated with the company's provider services business reflecting the previously disclosed acquisitions of MCCI Holdings, LLC (MCCI) and Family Physicians Group (FPG).

Healthcare Services segment operating costs:

•
The Healthcare Services segment’s operating cost ratios of 96.2 percent and 96.3 percent in 3Q19 and YTD 2019, respectively, were relatively unchanged from 96.1 percent and 96.2 percent in 3Q18 and YTD 2018, respectively.

Healthcare Services segment operating statistics:

•
Primary care providers in value-based (shared risk and path to risk) relationships of 60,200 at September 30, 2019 increased 15 percent from 52,300 at September 30, 2018, and increased 13 percent from 53,400 at December 31, 2018. The percentage of the company’s individual Medicare Advantage members in value-based relationships was 66 percent as of September 30, 2019 and at September 30, 2018, versus 67 percent as of December 31, 2018. The year-to-date decline was impacted by the strong results of the previous AEP and OEP which has resulted in a greater proportion of new individual Medicare Advantage members that are not yet assigned to a primary care provider.

•
Medicare Advantage and dual demonstration program membership enrolled in a Humana chronic care management program (j) was 882,800 at September 30, 2019, up 24 percent from 713,300 at September 30, 2018 and up 23 percent from 716,000 at December 31, 2018. The increases were driven by the company's improved process for identifying and enrolling members in the appropriate program at the right time, coupled with growth in Special Needs Plans (SNP) membership.

•
Pharmacy script volume on an adjusted 30-day equivalent basis of 116 million for 3Q19 increased 5 percent compared to 110 million for 3Q18. Pharmacy script volume of 339 million for YTD 2019 increased 3 percent compared to 328 million for YTD 2018. These increases primarily were driven by higher individual Medicare Advantage membership, partially offset by the decline in stand-alone PDP membership.

Healthcare Services segment results:

Healthcare Services segment results (in millions)	3Q19	3Q18	YTD 2019	YTD 2018
GAAP segment earnings	$212	$215	$611	$594
Depreciation and amortization expense	48	43	135	128
Interest and taxes	23	24	69	24
Adjusted EBITDA (e)	$283	$282	$815	$746

•
The Healthcare Services segment’s 3Q19 GAAP segment earnings decreased $3 million, or 1 percent, to $212 million compared to GAAP segment earnings of $215 million in 3Q18. The decrease primarily resulted from additional investments in clinical assets associated with the company's provider services business and slightly lower earnings from Kindred at Home operations. These declines were partially offset by the following factors:

◦higher earnings from the company's pharmacy operations; and
◦the improvement in core operating results from the provider services business year over year.
Adjusted EBITDA in 3Q19 for the Healthcare Services segment of $283 million was up $1 million compared to Adjusted EBITDA of $282 million in 3Q18.

•
The Healthcare Services segment’s GAAP segment earnings in YTD 2019 increased $17 million, or 3 percent, to $611 million compared to GAAP segment earnings of $594 million in YTD 2018 primarily reflecting the following factors:

◦higher earnings from the company's pharmacy and clinical operations; and
◦higher earnings from Kindred at Home operations.
These factors were partially offset by additional investments in clinical assets associated with the company's provider services businesses.
Adjusted EBITDA for YTD 2019 of $815 million increased $69 million, or 9 percent, versus the YTD 2018 Adjusted EBITDA for the Healthcare Services segment of $746 million. The favorable comparison of Adjusted EBITDA year over year primarily resulted from the same factors that impacted the GAAP segment results comparison while excluding the impact of the factors detailed in the table above.

Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
All parties interested in the company’s 3Q19 earnings conference call are invited to dial 888-625-7430. No password is required. The audio-only webcast of the 3Q19 earnings call may be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available from approximately 2:00 p.m. Eastern time on November 6, 2019 until 10:59 p.m. Eastern time on January 1, 2020 and can be accessed by dialing 855-859-2056 and providing the conference ID #2376476.
Footnotes
(a) 3Q19 Adjusted results exclude the following:

•
Amortization expense for identifiable intangibles of approximately $17 million pretax income, or $0.10 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•
Put/call valuation adjustments of approximately $82 million, or $0.47 per diluted common share, associated with Humana’s 40% minority interest in Kindred at Home. GAAP measures affected in this release include consolidated pretax and EPS.

•
Expense associated with involuntary workforce reduction of approximately $46 million pretax, or $0.26 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

(b) 3Q18 Adjusted results exclude the following:

•
Amortization expense for identifiable intangibles of approximately $19 million pretax, or $0.11 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•
Put/call valuation adjustments of approximately $11 million, or $0.06 per diluted common share, associated with Humana's 40% minority interest in Kindred at Home. GAAP measures affected in this release include consolidated pretax and EPS.

•
Gain of approximately $4 million pretax, or $0.02 per diluted common share, associated with the company's sale of its wholly-owned subsidiary, KMG America Corporation (KMG). GAAP measures affected in this release include consolidated pretax and EPS.

•
Segment earnings of $5 million, or $0.03 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, and consolidated benefit ratio.

•	Adjustment of $0.19 per diluted common share related to provisional estimates for the income tax effects related to the Tax Reform Law. The only GAAP measure affected in this release is EPS.

(c) YTD 2019 Adjusted results exclude the following:

•
Amortization expense for identifiable intangibles of approximately $53 million pretax income, or $0.29 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•
Put/call valuation adjustments of approximately $217 million, or $1.23 per diluted common share, associated with Humana’s 40% minority interest in Kindred at Home. GAAP measures affected in this release include consolidated pretax and EPS.

•
Expense associated with involuntary workforce reduction of approximately $46 million pretax, or $0.26 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

(d) YTD 2018 Adjusted results exclude the following:

•
Amortization expense for identifiable intangibles of approximately $70 million pretax, or $0.39 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•
Put/call valuation adjustments of approximately $11 million, or $0.06 per diluted common share, associated with Humana's 40% minority interest in Kindred at Home. GAAP measures affected in this release include consolidated pretax and EPS.

•
Loss of approximately $786 million pretax, or $2.57 per diluted common share, associated with the company's sale of its wholly-owned subsidiary, KMG America Corporation (KMG). GAAP measures affected in this release include consolidated pretax and EPS.

•
Segment earnings of approximately $76 million, or $0.42 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, and consolidated benefit ratio.

•	Adjustment of $0.28 per diluted common share related to provisional estimates for the income tax effects related to the Tax Reform Law. The only GAAP measure affected in this release is EPS.

(e) The Healthcare Services segment Adjusted EBITDA includes GAAP segment earnings with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. The Adjusted EBITDA includes results from all lines of business within the segment, as well as the impact of Humana’s 40% minority interest in Kindred at Home.

(f) FY19 Adjusted EPS projections exclude the following:

•	Amortization expense for identifiable intangibles of approximately $0.40 per diluted common share.

•
Put/call valuation adjustments of approximately $1.23 per diluted common share, associated with Humana’s 40% minority interest in Kindred at Home. FY19 GAAP EPS guidance excludes the impact of future value changes of the Kindred at Home put/call option, which cannot be estimated.

•	Expense associated with involuntary workforce reduction of approximately $0.26 per diluted common share.

(g) FY18 Adjusted results exclude the following:

•	Amortization expense for identifiable intangibles of approximately $90 million pretax, or $0.49 per diluted common share.

•	Put/call valuation adjustments of approximately $33 million, or $0.18 per diluted common share, associated with Humana's 40% minority interest in Kindred at Home.

•	Loss of approximately $786 million pretax, or $2.41 per diluted common share, associated with the company's sale of its wholly-owned subsidiary, KMG America Corporation (KMG).

•	Segment earnings of approximately $74 million, or $0.41 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed.

•	Adjustment of $0.28 per diluted common share related to provisional estimates for the income tax effects related to the Tax Reform Law.

(h) Generally, when the first day of a month falls on a weekend or holiday, with the exception of January 1 (New Year’s Day), the company receives its monthly Medicare premium payment from CMS on the last business day of the previous month. On a GAAP basis, this can result in certain quarterly cash flows from operations including more or less than three monthly payments. Consequently, when this occurs, the company reports Adjusted cash flows from operations to reflect three payments in each quarter to match the related expenses.
(i) The company provides a full range of insured specialty products including dental, vision, and life insurance benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.
(j) Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.

Cautionary Statement

This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•
If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves the company may establish, including premium deficiency reserves, may be insufficient.

•
If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.

•
If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•
Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•
As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on our operating results, financial position and cash flows.

•
The Healthcare Reform Law, including The Patient Protection and Affordable Care Act and The Healthcare and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows. Additionally, potential legislative or judicial changes, including activities to invalidate, repeal or replace, in whole or in part, the Health Care Reform Law, creates uncertainty for Humana’s business, and when, or in what form, such legislative or judicial changes may occur cannot be predicted with certainty.

•
Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•
Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2018;

•	Form 10-Q for the quarter ended March 31, 2019; June 30, 2019; and

•	Form 8-Ks filed during 2019.

About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.
To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.
More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases and conference calls

•	Calendar of events

•	Corporate Governance information

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2019 Projections As of November 6, 2019		Comments
Diluted earnings per common share (EPS)	GAAP	~$18.32 (was ~17.97)	• GAAP EPS guidance excludes the impact of future fair value changes of the Kindred at Home put/call option, which cannot be estimated. • See footnote (f) for detail of non-GAAP adjustments.
	Adjustments	~(0.57) (was (~$0.37))
	Non-GAAP	~$17.75 (was ~$17.60)

Total revenues	Consolidated	$64.5 billion to $64.8 billion (was $64.2 billion to $64.8 billion)	• Consolidated and segment-level revenue projections include expected investment income. • Segment-level revenues include amounts that eliminate in consolidation.
	Retail segment	$56.1 billion to $56.4 billion (was $55.8 billion to $56.4 billion)
	Group and Specialty segment	$7.4 billion to $7.6 billion (was $7.3 billion to $7.6 billion)
	Healthcare Services segment	$25.5 billion to $25.8 billion (was $25.4 billion to $25.9 billion)

Change in year- end medical membership from prior year end	• Individual Medicare Advantage: Up ~530,000 (was Up 480,000 to 500,000)		• Group commercial medical membership includes fully-insured and ASO (self-insured).
• Group Medicare Advantage: Up ~30,000 (no change)
• Medicare stand-alone PDP: Down 675,000 (was Down ~700,000)
• Group commercial medical: Down 45,000 to 55,000 (no change)

Benefit ratios			• Ratio calculation: benefits expense as a percent of premium revenues.
	Retail segment	86.2% to 86.4% (was 86.4% to 86.8%)
	Group and Specialty segment	83.9% to 84.3% (was 82.4% to 82.8%)
Consolidated operating cost ratio	11.3% to 11.7% (was 11.1% to 11.5%)
•    Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income.
•    GAAP range includes the impact of approximately 10 bps related to charges associated with workforce optimization.

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2019 Projections As of November 6, 2019		Comments
Segment results			• No material impact to segment earnings anticipated from non-GAAP adjustments.
	Retail segment earnings	$2.15 billion to $2.25 billion (was $2.0 billion to $2.2 billion)
	Group and Specialty segment earnings	$125 million to $175 million (was $225 million to $275 million)
	Healthcare Services Adjusted EBITDA	$1.05 billion to $1.075 billion (no change)
Effective tax rate	23.7% to 24.0% (was 24.1% to 24.5%)		• Includes recognition of previously reserved tax benefit attributable to capital loss carryforward.
Weighted average share count for diluted EPS	134.4 million to 134.8 million (was 134.7 million to 135.2 million)		• Includes impact of projected share repurchases already completed.
Cash flows from operations	$4.1 billion to $4.3 billion (was $3.1 billion to $3.3 billion)
Capital expenditures	$700 million to $750 million (was $725 million to $775 million)

Humana Inc. – Rollforward of FY19 Guidance (published in 4Q18 earnings release) to FY19 Guidance as of November 6, 2019 Diluted earnings per common share (EPS)	GAAP EPS	Adjustments to GAAP	Adjusted EPS
Initial FY19 guidance issued on February 6, 2019	~$16.60 to $17.10	~$0.40	~$17.00 to $17.50
Changes in projected operating performance:
Retail segment	1.26	—	1.26
Group and Specialty segment	(0.98)	—	(0.98)
Healthcare Services segment	0.21	—	0.21
Put/call valuation adjustments associated with 40% minority ownership in Kindred at Home	1.23	(1.23)	—
Charges associated with workforce optimization	(0.26)	0.26	—
Other	0.01	—	0.01
FY19 guidance issued on November 6, 2019	~$18.32	~($0.57)	~$17.75

Humana Inc. – Rollforward of Initial FY19 Guidance to Current FY19 Guidance as of November 6, 2019 Diluted earnings per common share (EPS)	GAAP EPS	Adjustments to GAAP	Adjusted EPS
Initial FY19 guidance issued on February 6, 2019	~$16.60 to $17.10	~$0.40	~$17.00 to $17.50
Changes in projected operating performance:
Retail segment	0.28	—	0.28
Put/call valuation adjustments associated with 40% minority ownership in Kindred at Home	(0.22)	0.22	—
Other	(0.15)	—	($0.15)
FY19 guidance issued on May 1, 2019	~$16.63 to $16.88	~$0.62	~$17.25 to $17.50
Changes in projected operating performance:
Retail segment	0.42	—	0.42
Group and Specialty segment	(0.42)	—	(0.42)
Healthcare Services segment	0.21	—	0.21
Put/call valuation adjustments associated with 40% minority ownership in Kindred at Home	0.99	(0.99)	—
Other	0.01	—	0.01
FY19 guidance issued on July 31, 2019	~$17.97	~($0.37)	~$17.60
Changes in projected operating performance:
Retail segment	0.56	—	0.56
Group and Specialty segment	(0.56)	—	(0.56)
Put/call valuation adjustments associated with 40% minority ownership in Kindred at Home	0.47	(0.47)	—
Charges associated with workforce optimization	(0.26)	0.26	—
Other/rounding	0.14	0.01	0.15
FY19 guidance issued on November 6, 2019	~$18.32	~($0.57)	~$17.75

Humana Inc.
Statistical Schedules
And
Supplementary Information
3Q19 Earnings Release

Humana Inc. Statistical Schedules and Supplementary Information 3Q19 Earnings Release
Contents

Consolidated Financial Statements
1.	Consolidated Statements of Income (S-3 - S-4)
2.	Consolidated Balance Sheets (S-5)
3.	Consolidated Statements of Cash Flows (S-6 - S-7)
Operating Results Detail
4.	Consolidating Statements of Income - Quarter (S-8 - S-9)
5.	Consolidating Statements of Income - YTD (S-10 - S-11)
7.	Ending Membership Detail (S-12)
8.	Premiums and Services Revenue Detail (S-13 - S-14)
9.	Healthcare Services Segment Metrics (S-15 - S-17)
Balance Sheet Detail
11.	Benefits Payable Detail and Statistics (S-18 - S-19)
Footnotes (S-20)

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the three months ended September 30,
			Dollar	Percentage
	2019	2018	Change	Change
Revenues:
Premiums	$15,712	$13,712	$2,000	14.6%
Services	393	381	12	3.1%
Investment income	136	113	23	20.4%
Total revenues	16,241	14,206	2,035	14.3%
Operating expenses:
Benefits	13,357	11,243	2,114	18.8%
Operating costs	1,889	1,900	(11)	-0.6%
Depreciation and amortization	127	102	25	24.5%
Total operating expenses	15,373	13,245	2,128	16.1%
Income from operations	868	961	(93)	-9.7%
Gain on sale of business	—	(4)	(4)	-100.0%
Interest expense	62	53	9	17.0%
Other (income) expense, net (A)	(82)	11	93	845.5%
Income before income taxes and equity in net earnings	888	901	(13)	-1.4%
Provision for income taxes	200	266	(66)	-24.8%
Equity in net earnings of Kindred at Home (B)	1	9	(8)	-88.9%
Net income	$689	$644	$45	7.0%
Basic earnings per common share	$5.16	$4.68	$0.48	10.3%
Diluted earnings per common share	$5.14	$4.65	$0.49	10.5%
Shares used in computing basic earnings per common share (000’s)	133,321	137,709
Shares used in computing diluted earnings per common share (000’s)	134,025	138,678

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the nine months ended September 30,
			Dollar	Percentage
	2019	2018	Change	Change
Revenues:
Premiums	$47,139	$41,236	$5,903	14.3%
Services	1,103	1,090	13	1.2%
Investment income	351	418	(67)	-16.0%
Total revenues	48,593	42,744	5,849	13.7%
Operating expenses:
Benefits	40,168	34,449	5,719	16.6%
Operating costs	5,252	5,410	(158)	-2.9%
Depreciation and amortization	343	302	41	13.6%
Total operating expenses	45,763	40,161	5,602	13.9%
Income from operations	2,830	2,583	247	9.6%
Loss on sale of business	—	786	786	100.0%
Interest expense	184	159	25	15.7%
Other (income) expense, net (A)	(217)	11	228	2,072.7%
Income before income taxes and equity in net earnings	2,863	1,627	1,236	76.0%
Provision for income taxes	684	308	376	122.1%
Equity in net earnings of Kindred at Home (B)	16	9	7	77.8%
Net income	$2,195	$1,328	$867	65.3%
Basic earnings per common share	$16.31	$9.64	$6.67	69.2%
Diluted earnings per common share	$16.24	$9.58	$6.66	69.5%
Shares used in computing basic earnings per common share (000’s)	134,589	137,792
Shares used in computing diluted earnings per common share (000’s)	135,189	138,695

Humana Inc.
Consolidated Balance Sheets
Dollars in millions, except share amounts

	September 30,	December 31,	Year-to-Date Change
	2019	2018	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$5,527	$2,343
Investment securities	10,430	10,026
Receivables, net	848	1,015
Other current assets	3,519	3,564
Total current assets	20,324	16,948	$3,376	19.9%
Property and equipment, net	1,864	1,735
Long-term investment securities	404	411
Goodwill	3,922	3,897
Equity method investment in Kindred at Home	1,061	1,047
Other long-term assets	1,605	1,375
Total assets	$29,180	$25,413	$3,767	14.8%
Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$6,220	$4,862
Trade accounts payable and accrued expenses	3,640	3,067
Book overdraft	273	171
Unearned revenues	274	283
Short-term debt	699	1,694
Total current liabilities	11,106	10,077	$1,029	10.2%
Long-term debt	5,365	4,375
Future policy benefits payable	211	219
Other long-term liabilities	897	581
Total liabilities	17,579	15,252	$2,327	15.3%
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,628,992 issued at September 30, 2019	33	33
Capital in excess of par value	2,608	2,535
Retained earnings	17,045	15,072
Accumulated other comprehensive income (loss)	177	(159)
Treasury stock, at cost, 66,202,947 shares at September 30, 2019	(8,262)	(7,320)
Total stockholders’ equity	11,601	10,161	$1,440	14.2%
Total liabilities and stockholders’ equity	$29,180	$25,413	$3,767	14.8%
Debt-to-total capitalization ratio	34.3%	37.4%
Return on Invested Capital (ROIC) based on Net Operating Profit After Tax (NOPAT)—trailing 12 months	16.4%	11.9%

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the three months ended September 30,
			Dollar	Percentage
	2019	2018	Change	Change
Cash flows from operating activities
Net income	$689	$644
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on sale of business	—	(4)
Depreciation	142	112
Amortization	17	19
Net realized capital gains	(18)	(8)
Equity in net earnings of Kindred at Home	(1)	(9)
Stock-based compensation	43	36
Provision for deferred income taxes	—	469
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	56	408
Other assets	882	719
Benefits payable	378	—
Other liabilities	284	(132)
Unearned revenues	(38)	(3,336)
Other, net	8	27
Net cash provided by (used in) operating activities	2,442	(1,055)	$3,497	331.5%
Cash flows from investing activities
Purchases of property and equipment, net	(210)	(164)
Cash transferred in sale of business	—	(805)
Purchases of investment securities	(995)	(755)
Maturities of investment securities	387	260
Proceeds from sales of investment securities	252	206
Acquisition, equity method investment in Kindred at Home	—	(1,095)
Net cash used in investing activities	(566)	(2,353)	$1,787	75.9%
Cash flows from financing activities
Withdrawals from contract deposits, net	(462)	(1,137)
Repayment of commercial paper, net	(2)	(3)
Proceeds from issuance of senior notes, net	987	—
Repayment of term loan	(650)	—
Change in book overdraft	69	125
Common stock repurchases	(1,000)	(201)
Dividends paid	(74)	(69)
Proceeds from stock option exercises and other	5	4
Net cash used in financing activities	(1,127)	(1,281)	$154	12.0%
Increase (decrease) in cash and cash equivalents	749	(4,689)
Cash and cash equivalents at beginning of period	4,778	8,831
Cash and cash equivalents at end of period	$5,527	$4,142

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the nine months ended September 30,
			Dollar	Percentage
	2019	2018	Change	Change
Cash flows from operating activities
Net income	$2,195	$1,328
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on sale of business	—	786
Depreciation	382	330
Amortization	53	70
Net realized capital gains	(23)	(90)
Equity in net earnings of Kindred at Home	(16)	(9)
Stock-based compensation	119	105
(Benefit) provision for deferred income taxes	(21)	165
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	179	(211)
Other assets	334	(939)
Benefits payable	1,358	410
Other liabilities	168	548
Unearned revenues	(9)	(84)
Other, net	53	97
Net cash provided by operating activities	4,772	2,506	$2,266	90.4%
Cash flows from investing activities
Acquisitions, net of cash acquired	—	(354)
Purchases of property and equipment, net	(506)	(436)
Cash transferred in sale of business	—	(805)
Purchases of investment securities	(4,130)	(3,379)
Maturities of investment securities	1,281	815
Proceeds from sales of investment securities	2,878	2,614
Acquisition, equity method investment in Kindred at Home	—	(1,095)
Net cash used in investing activities	(477)	(2,640)	$2,163	81.9%
Cash flows from financing activities
Receipts from contract deposits, net	11	378
(Repayment) proceeds from the issuance of commercial paper, net	(358)	240
Proceeds from issuance of senior notes, net	987	—
Repayment of term loan	(650)	—
Change in book overdraft	102	58
Common stock repurchases	(1,010)	(294)
Dividends paid	(216)	(195)
Proceeds from stock option exercises and other	23	47
Net cash (used in) provided by financing activities	(1,111)	234	($1,345)	-574.8%
Increase in cash and cash equivalents	3,184	100
Cash and cash equivalents at beginning of period	2,343	4,042
Cash and cash equivalents at end of period	$5,527	$4,142

Humana Inc.
Consolidating Statements of Income—For the three months ended September 30, 2019 (C)
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$10,752	$—	$—	$—	$10,752
Group Medicare Advantage	1,609	—	—	—	1,609
Medicare stand-alone PDP	781	—	—	—	781
Total Medicare	13,142	—	—	—	13,142
Fully-insured	150	1,278	—	—	1,428
Specialty	—	400	—	—	400
Medicaid and other (D)	742	—	—	—	742
Total premiums	14,034	1,678	—	—	15,712
Services revenue:
Provider	—	—	136	—	136
ASO and other (E)	4	200	—	—	204
Pharmacy	—	—	53	—	53
Total services revenue	4	200	189	—	393
Total revenues—external customers	14,038	1,878	189	—	16,105
Intersegment revenues
Services	—	4	4,654	(4,658)	—
Products	—	—	1,759	(1,759)	—
Total intersegment revenues	—	4	6,413	(6,417)	—
Investment income	50	7	—	79	136
Total revenues	14,088	1,889	6,602	(6,338)	16,241
Operating expenses:
Benefits	12,050	1,448	—	(141)	13,357
Operating costs	1,310	413	6,348	(6,182)	1,889
Depreciation and amortization	89	24	43	(29)	127
Total operating expenses	13,449	1,885	6,391	(6,352)	15,373
Income from operations	639	4	211	14	868
Interest expense	—	—	—	62	62
Other income, net (A)	—	—	—	(82)	(82)
Income before income taxes and equity in net earnings	639	4	211	34	888
Equity in net earnings of Kindred at Home (B)	—	—	1	—	1
Segment earnings	$639	$4	$212	$34	$889
Benefit ratio	85.9%	86.3%			85.0%
Operating cost ratio	9.3%	21.9%	96.2%		11.7%

Humana Inc.
Consolidating Statements of Income—For the three months ended September 30, 2018
In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$8,912	$—	$—	$—	$—	$—	$8,912
Group Medicare Advantage	1,542	—	—	—	—	—	1,542
Medicare stand-alone PDP	893	—	—	—	—	—	893
Total Medicare	11,347	—	—	—	—	—	11,347
Fully-insured	129	1,345	—	1	—	—	1,475
Specialty	—	325	—	—	—	—	325
Medicaid and other (D)	561	—	—	—	4	—	565
Total premiums	12,037	1,670	—	1	4	—	13,712
Services revenue:
Provider	—	—	113	—	—	—	113
ASO and other (E)	1	215	—	—	—	—	216
Pharmacy	—	—	52	—	—	—	52
Total services revenue	1	215	165	—	—	—	381
Total revenues—external customers	12,038	1,885	165	1	4	—	14,093
Intersegment revenues
Services	—	4	4,214	—	—	(4,218)	—
Products	—	—	1,576	—	—	(1,576)	—
Total intersegment revenues	—	4	5,790	—	—	(5,794)	—
Investment income	35	5	11	—	10	52	113
Total revenues	12,073	1,894	5,966	1	14	(5,742)	14,206
Operating expenses:
Benefits	10,020	1,347	—	(4)	12	(132)	11,243
Operating costs	1,352	445	5,720	—	2	(5,619)	1,900
Depreciation and amortization	67	21	40	—	—	(26)	102
Total operating expenses	11,439	1,813	5,760	(4)	14	(5,777)	13,245
Income from operations	634	81	206	5	—	35	961
Gain on sale of business	—	—	—	—	—	(4)	(4)
Interest expense	—	—	—	—	—	53	53
Other expense, net (A)	—	—	—	—	—	11	11
Income (loss) before income taxes and equity in net earnings	634	81	206	5	—	(25)	901
Equity in net earnings of Kindred at Home (B)	—	—	9	—	—	—	9
Segment earnings (loss)	$634	$81	$215	$5	$—	$(25)	$910
Benefit ratio	83.2%	80.7%					82.0%
Operating cost ratio	11.2%	23.6%	96.1%				13.5%

Humana Inc.
Consolidating Statements of Income—For the nine months ended September 30, 2019 (C)
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$32,254	$—	$—	$—	$32,254
Group Medicare Advantage	4,867	—	—	—	4,867
Medicare stand-alone PDP	2,408	—	—	—	2,408
Total Medicare	39,529	—	—	—	39,529
Fully-insured	434	3,873	—	—	4,307
Specialty	—	1,160	—	—	1,160
Medicaid and other (D)	2,143	—	—	—	2,143
Total premiums	42,106	5,033	—	—	47,139
Services revenue:
Provider	—	—	367	—	367
ASO and other (E)	14	587	—	—	601
Pharmacy	—	—	135	—	135
Total services revenue	14	587	502	—	1,103
Total revenues—external customers	42,120	5,620	502	—	48,242
Intersegment revenues
Services	—	13	13,456	(13,469)	—
Products	—	—	5,128	(5,128)	—
Total intersegment revenues	—	13	18,584	(18,597)	—
Investment income	139	17	1	194	351
Total revenues	42,259	5,650	19,087	(18,403)	48,593
Operating expenses:
Benefits	36,396	4,177	—	(405)	40,168
Operating costs	3,664	1,232	18,371	(18,015)	5,252
Depreciation and amortization	239	67	121	(84)	343
Total operating expenses	40,299	5,476	18,492	(18,504)	45,763
Income from operations	1,960	174	595	101	2,830
Interest expense	—	—	—	184	184
Other income, net (A)	—	—	—	(217)	(217)
Income before income taxes and equity in net earnings	1,960	174	595	134	2,863
Equity in net earnings of Kindred at Home (B)	—	—	16	—	16
Segment earnings	$1,960	$174	$611	$134	$2,879
Benefit ratio	86.4%	83.0%			85.2%
Operating cost ratio	8.7%	21.9%	96.3%		10.9%

Humana Inc.
Consolidating Statements of Income—For the nine months ended September 30, 2018
In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$26,790	$—	$—	$—	$—	$—	$26,790
Group Medicare Advantage	4,575	—	—	—	—	—	4,575
Medicare stand-alone PDP	2,703	—	—	—	—	—	2,703
Total Medicare	34,068	—	—	—	—	—	34,068
Fully-insured	379	4,083	—	6	—	—	4,468
Specialty	—	1,014	—	—	—	—	1,014
Medicaid and other (D)	1,664	—	—	—	22	—	1,686
Total premiums	36,111	5,097	—	6	22	—	41,236
Services revenue:
Provider	—	—	290	—	—	—	290
ASO and other (E)	6	642	—	—	4	—	652
Pharmacy	—	—	148	—	—	—	148
Total services revenue	6	642	438	—	4	—	1,090
Total revenues—external customers	36,117	5,739	438	6	26	—	42,326
Intersegment revenues
Services	—	13	12,426	—	—	(12,439)	—
Products	—	—	4,722	—	—	(4,722)	—
Total intersegment revenues	—	13	17,148	—	—	(17,161)	—
Investment income	102	18	34	—	110	154	418
Total revenues	36,219	5,770	17,620	6	136	(17,007)	42,744
Operating expenses:
Benefits	30,842	3,977	—	(73)	77	(374)	34,449
Operating costs	3,784	1,355	16,910	3	6	(16,648)	5,410
Depreciation and amortization	199	66	125	—	—	(88)	302
Total operating expenses	34,825	5,398	17,035	(70)	83	(17,110)	40,161
Income from operations	1,394	372	585	76	53	103	2,583
Loss on sale of business	—	—	—	—	—	786	786
Interest expense	—	—	—	—	—	159	159
Other expense, net (A)	—	—	—	—	—	11	11
Income (loss) before income taxes and equity in net earnings	1,394	372	585	76	53	(853)	1,627
Equity in net earnings of Kindred at Home (B)	—	—	9	—	—	—	9
Segment earnings (loss)	$1,394	$372	$594	$76	$53	$(853)	$1,636
Benefit ratio	85.4%	78.0%					83.5%
Operating cost ratio	10.5%	23.6%	96.2%				12.8%

Humana Inc.
Ending Membership Detail
In thousands

				Year-over-Year Change			Year-to- Date Change
	September 30, 2019	Average 3Q19	September 30, 2018	Amount	Percent	December 31, 2018	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	3,552.5	3,530.6	3,043.8	508.7	16.7%	3,064.0	488.5	15.9%
Group Medicare Advantage	523.9	522.5	496.8	27.1	5.5%	497.8	26.1	5.2%
Medicare stand-alone PDP	4,379.8	4,385.2	5,015.9	(636.1)	-12.7%	5,004.3	(624.5)	-12.5%
Total Medicare	8,456.2	8,438.3	8,556.5	(100.3)	-1.2%	8,566.1	(109.9)	-1.3%
State-based contracts (F)	469.0	468.0	323.8	145.2	44.8%	341.1	127.9	37.5%
Medicare Supplement	286.6	283.1	246.6	40.0	16.2%	254.3	32.3	12.7%
Total Retail	9,211.8	9,189.4	9,126.9	84.9	0.9%	9,161.5	50.3	0.5%
Group and Specialty
Fully-insured commercial medical	927.4	932.6	1,029.1	(101.7)	-9.9%	1,004.7	(77.3)	-7.7%
ASO commercial	516.8	508.0	449.9	66.9	14.9%	481.9	34.9	7.2%
Military services	5,998.7	5,982.9	5,927.4	71.3	1.2%	5,928.6	70.1	1.2%
Total Group and Specialty	7,442.9	7,423.5	7,406.4	36.5	0.5%	7,415.2	27.7	0.4%
Total Medical Membership	16,654.7	16,612.9	16,533.3	121.4	0.7%	16,576.7	78.0	0.5%

Specialty Membership (included in Group and Specialty segment):
Dental—fully-insured	2,642.9	2,716.3	2,832.4	(189.5)	-6.7%	2,834.8	(191.9)	-6.8%
Dental—ASO	276.8	493.3	640.1	(363.3)	-56.8%	637.0	(360.2)	-56.5%
Vision	2,076.9	2,075.4	2,094.8	(17.9)	-0.9%	2,102.9	(26.0)	-1.2%
Other supplemental benefits (G)	414.8	414.9	549.0	(134.2)	-24.4%	497.6	(82.8)	-16.6%
Total Specialty Membership	5,411.4	5,699.9	6,116.3	(704.9)	-11.5%	6,072.3	(660.9)	-10.9%

	September 30, 2019	Member Mix September 30, 2019	September 30, 2018	Member Mix September 30, 2018
Individual Medicare Advantage Membership
HMO	2,103.8	59%	1,785.0	59%
PPO	1,448.7	41%	1,258.8	41%
Total Individual Medicare Advantage	3,552.5	100%	3,043.8	100%
Individual Medicare Advantage Membership
Shared Risk (H)	1,093.8	31%	935.3	31%
Path to Risk (I)	1,246.8	35%	1,075.5	35%
Total Value-based	2,340.6	66%	2,010.8	66%
Other	1,211.9	34%	1,033.0	34%
Total Individual Medicare Advantage	3,552.5	100%	3,043.8	100%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the three months ended September 30,				Per Member per Month (K) For the three months ended September 30,
			Dollar	Percentage
	2019	2018	Change	Change	2019	2018
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$10,752	$8,912	$1,840	20.6%	$1,015	$977
Group Medicare Advantage	1,609	1,542	67	4.3%	1,026	1,037
Medicare stand-alone PDP	781	893	(112)	-12.5%	59	59
State-based contracts (F)	742	561	181	32.3%	528	576
Medicare Supplement	150	129	21	16.3%	177	176
Other services	4	1	3	300.0%
Total Retail	14,038	12,038	2,000	16.6%
Group and Specialty
Fully-insured commercial medical	1,278	1,345	(67)	-5.0%	457	433
Specialty	400	325	75	23.1%	26	20
Commercial ASO & other services (E)	83	66	17	25.8%
Military services (J)	121	153	(32)	-20.9%
Total Group and Specialty	1,882	1,889	(7)	-0.4%
Healthcare Services
Pharmacy solutions	5,726	5,144	582	11.3%
Provider services	695	607	88	14.5%
Clinical programs	181	204	(23)	-11.3%
Total Healthcare Services	6,602	5,955	647	10.9%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the nine months ended September 30,				Per Member per Month (K) For the nine months ended September 30,
			Dollar	Percentage
	2019	2018	Change	Change	2019	2018
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$32,254	$26,790	$5,464	20.4%	$1,032	$983
Group Medicare Advantage	4,867	4,575	292	6.4%	1,041	1,029
Medicare stand-alone PDP	2,408	2,703	(295)	-10.9%	60	60
State-based contracts (F)	2,143	1,664	479	28.8%	521	559
Medicare Supplement	434	379	55	14.5%	176	175
Other services	14	6	8	133.3%
Total Retail	42,120	36,117	6,003	16.6%
Group and Specialty
Fully-insured commercial medical	3,873	4,083	(210)	-5.1%	454	429
Specialty	1,160	1,014	146	14.4%	25	19
Commercial ASO & other services (E)	238	227	11	4.8%
Military services (J)	362	428	(66)	-15.4%
Total Group and Specialty	5,633	5,752	(119)	-2.1%
Healthcare Services
Pharmacy solutions	16,470	15,329	1,141	7.4%
Provider services	2,056	1,614	442	27.4%
Clinical programs	560	643	(83)	-12.9%
Total Healthcare Services	19,086	17,586	1,500	8.5%

Humana Inc.
Healthcare Services Segment Metrics

	September 30, 2019	September 30, 2018	Difference		December 31, 2018	Difference
Primary Care Providers:
Shared Risk (H)
Owned / JV	1,100	1,500	(400)	-26.7%	1,600	(500)	-31.3%
Contracted	18,500	14,600	3,900	26.7%	15,000	3,500	23.3%
Path to Risk (I)	40,600	36,200	4,400	12.2%	36,800	3,800	10.3%
Total Value-based	60,200	52,300	7,900	15.1%	53,400	6,800	12.7%
Care Management Statistics:
Members enrolled in a Humana chronic care management program (L)	882,800	713,300	169,500	23.8%	716,000	166,800	23.3%
Number of high-risk discharges enrolled in a post-discharge care management program (M)	68,100	66,100	2,000	3.0%	64,000	4,100	6.4%

Humana Inc.
Healthcare Services Segment Metrics (Continued)
Script volume in thousands

	For the three months ended September 30, 2019	For the three months ended September 30, 2018	Year-over-Year Difference		For the three months ended June 30, 2019	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	91.7%	91.6%	0.1%		91.7%	—%
Group and Specialty	87.3%	86.8%	0.5%		87.4%	-0.1%
Mail-Order Penetration
Retail	28.8%	29.4%	-0.6%		28.6%	0.2%
Group and Specialty	6.3%	6.4%	-0.1%		6.5%	-0.2%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (N)	115,500	109,900	5,600	5.1%	113,000	2,500	2.2%

Humana Inc.
Healthcare Services Segment Metrics (Continued)
Script volume in thousands

	For the nine months ended September 30, 2019	For the nine months ended September 30, 2018	Year-over-Year Difference
Pharmacy:
Generic Dispense Rate
Retail	91.7%	91.7%	—%
Group and Specialty	87.4%	87.1%	0.3%
Mail-Order Penetration
Retail	28.7%	29.5%	-0.8%
Group and Specialty	6.4%	6.4%	—%
			Difference	Percentage Change
Script volume (N)	338,600	328,100	10,500	3.2%

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in millions

	For the nine months ended September 30, 2019	For the nine months ended September 30, 2018	For the year ended December 31, 2018
Year-to-date changes in benefits payable, excluding military services
Balances at January 1	$4,862	$4,668	$4,668
Less: Reinsurance recoverables (O)	(95)	(70)	(70)
Beginning balance, net of reinsurance recoverable	4,767	4,598	4,598
Incurred related to:
Current year	40,499	34,915	46,385
Prior years (P)	(331)	(467)	(503)
Total incurred	40,168	34,448	45,882
Paid related to:
Current year	(34,625)	(30,204)	(41,736)
Prior years	(4,158)	(3,920)	(3,977)
Total paid	(38,783)	(34,124)	(45,713)
Reinsurance recoverables (O)	68	98	95
Ending balance	$6,220	$5,020	$4,862

	For the nine months ended September 30, 2019	For the nine months ended September 30, 2018	For the year ended December 31, 2018
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$40,168	$34,448	$45,882
Future policy benefit expense (Q)	—	1	—
Consolidated Benefit Expense	$40,168	$34,449	$45,882

Humana Inc.
Benefits Payable Statistics (Continued) (R)
Days in Claims Payable

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
9/30/2018	41.1	(1.8)	-4.2%
12/31/2018	39.1	(1.3)	-3.2%
3/31/2019	40.2	1.9	5.0%
6/30/2019	39.9	(0.2)	-0.5%
9/30/2019	42.8	1.7	4.1%

Change in Days in Claims Payable (S)	1Q 2019	2Q 2019	3Q 2019	YTD 3Q19	3Q 2018	Last Twelve Months
DCP—beginning of period	39.1	40.2	39.9	39.1	40.1	41.1
Components of change in DCP:
Provider accruals (T)	1.0	0.9	0.1	2.0	—	1.2
Medical fee-for-service (U)	(0.8)	(1.0)	2.2	0.4	0.2	0.7
Pharmacy (V)	—	(0.9)	0.7	(0.2)	—	0.6
Processed claims inventory (W)	1.1	0.8	(0.4)	1.5	0.8	(0.5)
Other (X)	(0.2)	(0.1)	0.3	—	—	(0.3)
DCP—end of period	40.2	39.9	42.8	42.8	41.1	42.8
Total change from beginning of period	1.1	(0.3)	2.9	3.7	1.0	1.7

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
3Q19 Earnings Release

(A)	Put/call valuation adjustments associated with Humana’s 40% minority interest ownership in Kindred at Home

(B)	Net earnings associated with the company’s 40% minority interest ownership in Kindred at Home

(C)
Humana exited the individual commercial fully-insured medical health insurance business beginning January 1, 2018, as well as exited certain other business, and therefore no longer report separately the Individual Commercial segment and the Other Businesses category in 2019.

(D)	The Medicaid and other category includes premiums associated with the company’s Medicaid business, as well as the closed block of long-term care insurance policies in 2018.

(E)	The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including military services unless separately disclosed.

(F)	Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.

(G)	Other supplemental benefits include group life policies.

(H)
In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.

(I)
A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.

(J)	The amounts primarily reflect services revenues under the TRICARE East Region contract which generally are contracted on a per-member basis.

(K)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).

(L)
Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.

(M)
Reflects discharges enrolled in Humana’s 30-day care management services, which supports members after they are discharged home from a hospital or other facility. The program is aimed at individuals at high-risk for re-hospitalization. Care managers visit and call members at home to ensure they have and understand correct prescriptions, their doctors are informed about members’ changed status, and that members are either self-managing adequately or are referred to appropriate ongoing services.

(N)	Script volume is presented on an adjusted 30-day equivalent basis. This includes all scripts processed by the Humana pharmacy benefit manager (PBM).

(O)	Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.

(P)
Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.

(Q)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.

(R)
A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). The company calculates DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements.

(S)
DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.

(T)	Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.

(U)	Represents medical and specialty claims incurred but not reported (IBNR) for non-pharmacy fully-insured products.

(V)
Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.

(W)
Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.

(X)
Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.